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                                                            TANDY CORPORATION                                             EXHIBIT 11
                                                      STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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                                                                      Three Months Ended June 30,      Six Months Ended June 30,
                                                                      --------------------------      --------------------------
(In thousands, except per share amounts)                                 1996            1995            1996            1995
- ----------------------------------------                              ----------      ----------      ----------      ----------
Primary Earnings Per Share

Reconciliation of net income per statements of income to amounts used in computation of primary earnings per share:

  Net income, as reported                                             $    9,299      $   37,964      $   23,779      $   76,899
  Less dividends on preferred stock:
    Series B                                                              (1,571)         (1,631)         (3,176)         (3,298)
                                                                      ----------      ----------      ----------      ----------
  Net income available to common
    shareholders for primary earnings per share                       $    7,728      $   36,333      $   20,603      $   73,601
                                                                      ==========      ==========      ==========      ==========

  Weighted average number of common shares outstanding                    60,565          65,763          60,851          62,216
  Weighted average number of $2.14 depositary shares,
    representing Series C preferred stock, treated as
    common stock due to mandatory conversion (c)                              --              --              --           4,505

  Weighted average number of common shares issuable
    under stock option plans, net of assumed treasury stock
    repurchases at average market prices                                     446             477             338             468
                                                                      ----------      ----------      ----------      ----------
  Weighted average number of common and common
    equivalent shares outstanding                                         61,011          66,240          61,189          67,189
                                                                      ==========      ==========      ==========      ==========

  Net income available per average
    common and common equivalent share                                $     0.13      $     0.55      $     0.34      $     1.10
                                                                      ==========      ==========      ==========      ==========

Fully Diluted Earnings Per Share (a)

Reconciliation of net income per statements of income to amounts used in computation of fully diluted earnings per share:

  Net income available to common shareholders                         $    7,728      $   36,333      $   20,603      $   73,601
  Adjustments for assumed conversion of Series B preferred stock to common stock as of the beginning of the period:
    Plus dividends on Series B preferred stock                               (b)           1,631             (b)           3,298
    Less additional contribution that would have been required
      for the TESOP if Series B preferred stock had been converted           (b)            (938)            (b)          (1,870)
                                                                      ----------      ----------      ----------      ----------
  Net income available per common and
  common equivalent share, as adjusted                                $    7,728      $   37,026      $   20,603      $   75,029
                                                                      ==========      ==========      ==========      ==========

Reconciliation of weighted average number of shares outstanding to amount used in computation of fully diluted earnings per share:

  Weighted average number of shares outstanding                           61,011          66,240          61,189          67,189
  Adjusted to reflect assumed exercise of stock
    options as of the beginning of the period                                (b)             164             175             197
  Adjustment to reflect assumed conversion of Series B preferred
    stock to common stock as of the beginning of the period                  (b)           1,915             (b)           1,926
                                                                      ----------      ----------      ----------      ----------
  Weighted average number of common and common
    equivalent shares outstanding, as adjusted                            61,011          68,319          61,364          69,312
                                                                      ==========      ==========      ==========      ==========

Fully diluted net income available per average
  common and common equivalent share                                  $     0.13      $     0.54      $     0.34      $     1.08
                                                                      ==========      ==========      ==========      ==========


(a) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
(b) For the three and six months ended June 30, 1996, these items are anti-dilutive and thus are omitted from the calculation.
(c) The amount in 1995 represents the pro rata portion of the Series C preferred stock outstanding prior to their conversion effective March 10, 1995.
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